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                                                                      EXHIBIT 99

HAYES CORPORATION ANNOUNCES PLANS FOR A 1 FOR 3 REVERSE SPLIT OF ITS
COMMON STOCK

January 13, 1998 8:22 AM EST

ATLANTA, Jan. 13/PRNewswire/ -- Hayes Corporation (Nasdaq: HAYZ) announced today its Board of Directors has authorized a 1 for 3 reverse split of its Common Stock, subject to stockholder approval. As a result of the reverse split, each three shares of Common Stock will be converted into one share, with cash paid in lieu of any fractional shares. Accordingly, after the reverse split, the Company expects to have approximately 19.4 million shares outstanding.

Ron Howard, Vice Chairman and Chief Executive Officer, commented, "We believe this reverse split will benefit our stockholders by increasing the marketability of our Common Stock, and will create a more attractive investment vehicle for new investors."

Based in Norcross, Georgia, Hayes Corporation globally markets its ULTRA(TM), ACCURA(TM), OPTIMA(TM), Practical Peripherals(TM), Cardinal(TM) and CENTURY(TM) brands of cable, digital and analog modems, remote access servers and terminal adapters along with Smartcom(TM) communications software. Hayes introduced the PC modem in 1981 and celebrates its 20-year anniversary in 1998. Today, with distributors in more than 45 countries, it is one of the largest manufacturers of modems in the world. For more information about Hayes and the company's award-winning product lines, visit the Hayes Web site at http://www.hayes.com.

Hayes, the Hayes logo, ULTRA, ACCURA, OPTIMA, Practical Peripherals, Smartcom and CENTURY are trademarks or registered trademarks of Hayes Microcomputer Products, Inc. Cardinal is a trademark of Cardinal Technologies, Inc.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. SOURCE Hayes Corporation.